EXHIBIT 99.1

BALLY TOTAL FITNESS
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.BallyFitness.com
Jon Harris-Tel. (773) 864-6850

MWW Group
Carreen Winters
201-507-9500
cwinters@mww.com

FOR IMMEDIATE RELEASE

Bally Total Fitness Increases Initial Consent Fee Payable to
Noteholders Granting Waivers and Extends Consent Due Date for
Solicitation of Waivers to December 7, 2004

CHICAGO, December 2, 2004 – Bally Total Fitness Holding Corporation (NYSE: BFT) today announced that it has increased the fee payable to holders of its 10-1/2% Senior Notes due 2011 and 9-7/8% Senior Subordinated Notes due 2007 who consent to waivers of defaults under the indentures governing the notes in accordance with the requirements set forth in Bally’s Consent Solicitation Statements dated November 15, 2004 and the related Letters of Consent. The Initial Consent Fee has been increased to $5.00 (from $2.50) per $1,000 in principal amount of 10-1/2% Senior Notes due 2011 and 9-7/8% Senior Subordinated Notes due 2007 with respect to which consents are timely received and not revoked. Any Additional Consent Fees payable in accordance with Bally’s Consent Solicitation Statements will remain at $2.50 per $1,000 in principal amount of notes with respect to which consents are timely received and not revoked.

Bally also announced today that it has extended the Consent Date (as defined in Bally’s Consent Solicitation Statements) to 5:00 p.m., New York City time, on December 7, 2004.

The record date for determining noteholders eligible to submit consents remains November 18, 2004. Noteholders who have previously submitted Letters of Consent are not required to take any further action in order to receive payment of the increased Initial Consent Fee in the event the Requisite Consents are received and the Initial Consent Fee becomes payable in accordance with the terms of Bally’s Consent Solicitation Statements. Noteholders who have not yet consented are asked to submit the previously distributed Letters of Consent in order to consent and receive any consent fees that may be paid by the Company, including the increased Initial Consent Fee.

As previously announced, Bally has retained Deutsche Bank Securities Inc. to serve as its solicitation agent and MacKenzie Partners, Inc. to serve as the information agent and tabulation agent for the consent solicitation. Questions concerning the terms of the consent solicitation should be directed to Deutsche Bank Securities Inc., 60 Wall Street, 2nd Floor, New York, New York 10005, Attention: Christopher White. The solicitation agent may be reached by telephone at (212) 250-6008. Requests for documents may be directed to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, Attention: Jeanne Carr or Simon Coope. The information agent and tabulation agent may be reached by telephone at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The solicitation is being made solely pursuant to Bally’s Consent Solicitation Statements and the related Letters of Consent, as amended hereby. Other than as expressly set forth herein, this announcement is not a waiver of any of the terms and conditions set forth in Bally’s Consent Solicitation Statements and the related Letters of Consent and is subject thereto in all respects. Notwithstanding Bally’s solicitation of waivers, no assurance can be given that an event of default under the indentures will not occur in the future.

About Bally Total Fitness

Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada(R) brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of the SEC investigation and Bally’s internal investigation, including review and restatement of its previously announced or filed financial results; the audit of the restated financial statements; Bally’s ability to secure consents under its debt instruments, including waivers of existing and future reporting covenant defaults under its public note indentures; the identification of one or more other issues that require restatement of one or more prior period financial statements; the communication by Bally’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in prior filings of the Company with the Securities and Exchange Commission.